SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 23, 2009

RAFAELLA APPAREL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-138342	20-2745750
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
formation)

1411 Broadway

New York, New York 10018

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (212) 403-0300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On March 23, 2009, Chad J. Spooner, Chief Financial Officer of Rafaella Apparel Group, Inc. (the “Company”), notified the Company that he was resigning effective April 3, 2009.  As a result, Mr. Spooner is also resigning as an officer and director of the Company’s subsidiaries and the Employment Agreement between the Company and Mr. Spooner dated as of June 20, 2005, as amended (the “Employment Agreement”) will be terminated, effective April 3, 2009, in accordance with its terms.  The termination of Mr. Spooner’s employment relationship with the Company is on a voluntary and mutually amicable basis.

The foregoing discussion of Mr. Spooner’s Employment Agreement is qualified in its entirety by the actual terms of Mr. Spooner’s Employment Agreement and the amendment to Mr. Spooner’s Employment Agreement, filed as Exhibits 10.12 and 10.13, respectively, to the Company’s Registration Statement on Form S-4 originally filed on November 1, 2006 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a result of Mr. Spooner’s resignation, on March 23, 2009, the Company promoted Lance Arneson, the Company’s Controller, to Vice-President of Finance, Principal Accounting Officer and Interim Chief Financial Officer of the Company, effective April 3, 2009.

Mr. Arneson, 34 years of age, joined the Company in December 2006 as the Company’s Controller.  Prior to joining the Company, Mr. Arneson was a Senior Manager with PricewaterhouseCoopers LLP (“PwC”) from September 2004 until joining the Company, and prior to that time, Mr. Arneson served as a Manager with PwC commencing in 2001.  Mr. Arneson’s current compensation is $250,000 per annum, plus the Company’s standard benefits.

There is no family relationship between Mr. Arneson and any other executive officer or director of the Company, and there is no arrangement or understanding under which Mr. Arneson was appointed as Vice-President of Finance, Principal Accounting Officer and Interim Chief Financial Officer. There are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Arneson has a material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

Rafaella Apparel Group, Inc.

By:	/s/ Christa Michalaros
Christa Michalaros
Chief Executive Officer

Dated: March 25, 2009